Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

RAMBUS INC.

3.14	APPROVAL OF LOANS TO EMPLOYEES	18
3.15	REMOVAL OF DIRECTORS	19

ARTICLE IV COMMITTEES		19

4.1	COMMITTEES OF DIRECTORS	19
4.2	COMMITTEE MINUTES	19
4.3	MEETINGS AND ACTION OF COMMITTEES	19

ARTICLE V OFFICERS		20

5.1	OFFICERS	20
5.2	APPOINTMENT OF CORPORATE OFFICERS	20
5.3	SUBORDINATE OFFICERS	20
5.4	REMOVAL AND RESIGNATION OF OFFICERS	20
5.5	VACANCIES IN OFFICES	21
5.6	[RESERVED]	21
5.7	CHIEF EXECUTIVE OFFICER	21
5.8	PRESIDENT	21
5.9	VICE PRESIDENTS	21
5.10	SECRETARY	22
5.11	CHIEF FINANCIAL OFFICER	22
5.12	ASSISTANT SECRETARY	22
5.13	TREASURER AND ASSISTANT TREASURER	23
5.14	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	23
5.15	AUTHORITY AND DUTIES OF OFFICERS	23

ARTICLE VI INDEMNITY		23

6.1	THIRD PARTY ACTIONS	23
6.2	ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	24
6.3	SUCCESSFUL DEFENSE	24
6.4	DETERMINATION OF CONDUCT	25
6.5	PAYMENT OF EXPENSES IN ADVANCE	25
6.6	INDEMNITY NOT EXCLUSIVE	25
6.7	INSURANCE	25
6.8	DEFINITION OF “THE CORPORATION”	26
6.9	DEFINITION OF “EMPLOYEE BENEFIT PLANS,” ETC.	26
6.10	CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES	26

ARTICLE VII RECORDS AND REPORTS		26

7.1	MAINTENANCE AND INSPECTION OF RECORDS	26
7.2	INSPECTION BY DIRECTORS	27

ARTICLE VIII GENERAL MATTERS		27

8.1	CHECKS	27
8.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	27
8.3	STOCK CERTIFICATES; PARTLY PAID SHARES	28

8.4	SPECIAL DESIGNATION ON CERTIFICATES	28
8.5	LOST CERTIFICATES	29
8.6	CONSTRUCTION; DEFINITIONS	29
8.7	DIVIDENDS	29
8.8	FISCAL YEAR	29
8.9	SEAL	29
8.10	TRANSFER OF STOCK	29
8.11	STOCK TRANSFER AGREEMENTS	30
8.12	REGISTERED STOCKHOLDERS	30

ARTICLE IX FORUM SELECTION		30

ARTICLE X AMENDMENTS		31

AMENDED AND RESTATED BYLAWS

OF

RAMBUS INC.

(As Amended and Restated on April 27, 2023)

ARTICLE I

CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of the corporation shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The corporation may at any time establish other offices at any place or places.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, designated by the board of directors of the corporation (the “board of directors”). The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.15 of these bylaws, may be transacted. The board of directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3 SPECIAL MEETING

A special meeting of the stockholders, other than as required by statute, may be called at any time by a majority of the whole board of directors. No other person or persons are permitted to call a special meeting and any power of stockholders to call a special meeting of stockholders is specifically denied. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. The notice of a special meeting shall include the purpose for which the meeting is called. No business may be conducted at a special meeting other than the business brought before the special meeting by or at the direction of the board of directors. Nothing contained in this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.4 NOTICE OF STOCKHOLDERS’ MEETINGS

All notices of meetings of stockholders shall be given in accordance with Section 2.5 (manner of giving notice; affidavit of notice) of these bylaws. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Notice of any meeting of stockholders shall be given in the manner set forth in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the corporation’s securities are listed. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the corporation’s securities are listed.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 (record date for stockholder notice; voting) of these bylaws, subject to the provisions of Sections 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or as may be otherwise required by applicable law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the corporation’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the corporation’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series.

2.10 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

2.11 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

The stockholders of the corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting.

2.12 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If the board of directors so fixes a date for determining the stockholders entitled to notice of a meeting of stockholders or any adjournment thereof, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the board of directors does not so fix a record date:

(a) The record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.12 at the adjourned meeting.

2.13 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy, authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.14 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

2.15 ADVANCE NOTICE PROCEDURES

(a) Advance Notice of Stockholder Business at Annual Meetings. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s notice of the annual meeting (or any supplement thereto), (B) by or at the direction of the board of directors, or any committee thereof that has been formally delegated authority to propose such business pursuant to a resolution adopted by a majority of the whole board of directors, (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.15(a), (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting, (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting, (4) is a stockholder of record at the time of the annual meeting and (5) has timely complied in proper written form with the notice procedures set forth in this Section 2.15(a) or (D) as may be provided in the certificate of designations for any series of preferred stock. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (as amended and inclusive of the rules and regulations thereunder, the “1934 Act”), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) or (D) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(1) i. To comply with clause (C) of Section 2.15(a) above, a stockholder’s notice must set forth all information required under this Section 2.15(a) and must be timely received by the secretary of the corporation (the “secretary”).

ii. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than 5:00 p.m., Pacific time, on the 45th day nor earlier than 8:00 a.m., Pacific time, on the 75th day prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent); provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting for the current year is changed by more than 25 days from the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary at the principal executive offices of the corporation not earlier than 8:00 a.m., Pacific time, on the 120th day prior to such annual meeting and not later than 5:00 p.m., Pacific time, on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made.

iii. In no event shall any adjournment, rescheduling, postponement or other delay of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.15(a)(1).

iv. “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means as is reasonably designed to inform the public or stockholders of the corporation in general of such information, including, without limitation, posting on the corporation’s investor relations website.

(2) i. To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these bylaws, the text of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of the corporation that are, directly or indirectly, held of record or are beneficially owned by the stockholder or any Stockholder Associated Person, (4) any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (ii) other agreement, arrangement or understanding, the effect or intent of which is to create or mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (5) any rights to dividends on the corporation’s securities beneficially owned by the stockholder or any Stockholder Associated Person that are separated or separable from the underlying security, (6) any material interest of the stockholder or a Stockholder Associated Person in such business, (7) any agreement, arrangement or understanding between such stockholder or any Stockholder Associated Person and any other person or persons (including, in each case, their names) in connection with the proposal of such business, (8) any proportionate interest in the corporation’s securities or any Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (9) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household, (10) any significant equity interests or any Derivative Instruments in any principal competitor of the corporation that are held by such stockholder or any Stockholder Associated Person, (11) any direct or indirect interest of such stockholder or any Stockholder Associated Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (12) a representation and undertaking that the stockholder is a holder of record of stock of the corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting, (13) any other information relating to such stockholder or any Stockholder Associated Person or others acting in concert with them, or the proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such proposal pursuant to Section 14 of the 1934 Act, (14) such other information relating to any proposed item of business as the corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action, (15) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any

Stockholder Associated Person has a right to vote any shares of any security of the corporation, (16) any material pending or threatened legal proceeding in which such stockholder or any Stockholder Associated Person is a party or material participant involving the corporation or any of its officers, directors or affiliates, (17) any material relationship between such stockholder or any Stockholder Associated Person, on the one hand, and the corporation or any of its officers, directors or affiliates, on the other hand, and (18) a representation and undertaking as to whether such stockholder or any Stockholder Associated Person or others acting in concert with them intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to or otherwise solicit proxies from holders of at least the percentage of the voting power of the corporation’s shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (18), a “Business Solicitation Statement”).

ii. In addition, to be in proper written form and timely, a stockholder’s notice (and any additional information submitted to the corporation in connection therewith) must further be updated and supplemented (i) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (ii) to provide any additional information that the corporation may reasonably request. Such update and supplement or additional information (including, if requested, pursuant to Section 2.15(a)(2)i.(14)) must be received by the secretary at the principal executive offices of the corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the secretary not later than such reasonable time as is specified in any such request from the corporation; or (B) in the case of any other update or supplement of any information, not later than five (5) business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight (8) business days prior to the date of the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten (10) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). The failure to timely provide such update, supplement or additional information shall result in the proposal no longer being eligible for consideration at the annual meeting. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.15 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner. For purposes of this Section 2.15, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(3) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section . In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section , and, if the chairperson should so determine, the chairperson shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(b) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.15(b) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors, or any committee thereof that has been formally delegated authority to nominate such persons pursuant to a resolution adopted by a majority of the whole board of directors, (B) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.15(b), (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting, (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting, (4) is a stockholder of record at the time of the annual meeting and (5) has complied with the notice procedures set forth in this Section 2.15 or (C) as may be provided in the certificate of designations for any class or series of preferred stock. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary at the corporation’s principal executive offices. For the avoidance of doubt, clauses (B) or (C) above and clauses (2) or (3) of Section 2.15(c)(1) shall be the exclusive means for a stockholder to make nominations.

(1) To comply with clause (B) of Section 2.15(b) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.15(b) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, Section 2.15(a)(1)ii-iii above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.15(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the corporation not later than 5:00 p.m., Pacific time, on the 10th day following the day on which such Public Announcement is first made by the corporation.

(2) To be in proper written form, such stockholder’s notice to the secretary must set forth:

i. as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any Derivative Instruments held or beneficially held by the nominee, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, (D) any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee with respect to the corporation’s securities, (E) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such nominee has, or has had within the past three (3) years, with any person or entity other than the corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”), (F) a description of any other material relationships between the nominee and such nominee’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and any Stockholder Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or Stockholder Associated Person were the “registrant” for the purposes of such rule and such nominee were a director or executive officer of such registrant, (G) a written statement executed by the nominee acknowledging that the nominee consents to (w) being named as a nominee of such stockholder, (x) serving as a director of the corporation if elected, (y) being named in the corporation’s form of proxy pursuant to Rule 14a-19 of the 1934 Act (“Rule 14a-19”), and (z) acknowledging that such nominee, if elected, intends to tender, promptly following such person’s election, an irrevocable resignation effective upon such person’s failure to receive the required vote for election at the next meeting at which such person would again face election and upon acceptance of such resignation by the board of directors, in accordance with the corporation’s Corporate Governance Guidelines, and (H) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director (in a contested election of directors), or that is otherwise required, in each case pursuant to Section 14 of the 1934 Act; and

ii. as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (17) of Section 2.15(a)(2)i above, and the update and supplement referenced in Section 2.15(a)(2)ii above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), with such update and supplement being subject to the terms of Section 2.15(a)(2)ii and (B) a representation and undertaking as to whether such stockholder or Stockholder Associated Person or others acting in concert with them intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to, or otherwise solicit proxies from holders of at least the percentage of the voting power of the corporation’s shares required to elect or re-elect such nominee(s) (which representation and undertaking must include a statement as to whether such stockholder or any Stockholder Associated Person intends to solicit the requisite percentage of the voting power of the corporation’s stock under Rule 14a-19) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(3) To be eligible to be a nominee of any stockholder for election or re-election as a director of the corporation, any person nominated by a stockholder for election or re-election as a director must, at the request of the board of directors, furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, or the qualifications of such nominee. Such additional information, if applicable, must be received by the secretary at the principal executive offices of the corporation promptly following a request therefor, not later than such reasonable time as is specified in any such request from the corporation. In the absence of the timely furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form and shall be ineligible for consideration at the annual meeting pursuant to this Section 2.15(b). Without limiting the foregoing, to be eligible to be a nominee of any stockholder for election as a director of the corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.15(b) or Section 2.15(c), (A) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within then (10) days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the corporation to determine the eligibility of such nominee to serve as a director of the corporation or to serve as an independent director of the corporation, (B) a written representation and undertaking that, unless previously disclosed to the corporation, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue, (C) a written representation and undertaking that, unless previously disclosed to the corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement, (D) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary will provide to such proposed nominee all such policies and guidelines then in effect), and (E) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the board of directors.

(4) Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.15(b). No later than five (5) business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the corporation with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide such update, supplement, evidence or additional information shall result in such nominee(s) no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the corporation with all information or notices required by Rule 14a-19), then the director nominee(s) proposed by such stockholder shall be ineligible for election at the annual meeting, and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the corporation and counted for the purposes of determining quorum. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee or other information provided to the corporation by or on behalf of such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, the chairperson shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(c) Advance Notice of Director Nominations for Special Meetings.

(1) For a special meeting of stockholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the board of directors shall be made only (1) by or at the direction of the board of directors, or any committee thereof that has been formally delegated authority to nominate such persons pursuant to a resolution adopted by a majority of the whole board of directors, (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.15(c), (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting, (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting, (D) is a stockholder of record at the time of the special meeting and (E) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.15(b)(2) and (b)(3) above (with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this Section 2.15(c)), or (3) as may be provided in the certificate of designations for any class or series of preferred stock. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the special meeting and not later than 5:00 p.m., Pacific time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or re-elected at such special meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.15(c)(1). A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors, or any committee thereof that has been formally delegated authority to nominate such persons pursuant to a resolution adopted by a majority of the whole board of directors, or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.15(c). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or other information provided to the corporation by or on behalf of such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.15(c) is subject to, and must comply with, the provisions of Section 2.15(b)(3).

(2) The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(d) Other Requirements and Procedures.

(1) Notwithstanding anything to the contrary in this Section 2.15, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the applicable meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the corporation and counted for purposes of determining a quorum. For purposes of this Section 2.15, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the applicable meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable meeting.

(2) Without limiting this Section 2.15, a stockholder must also comply with all applicable requirements of state law and the 1934 Act with respect to the matters set forth in this Section 2.15, it being understood that any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.15.

(3) Notwithstanding anything to the contrary in this Section 2.15, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.15 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the corporation in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the corporation’s proxy statement any nomination of a director or any other business proposal.

2.16 INSPECTORS OF ELECTION

Before any meeting of stockholders, the corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act

Such inspectors shall:

(i) ascertain the number of shares outstanding and the voting power of each;

(ii) determine the shares represented at the meeting and the validity of proxies and ballots;

(iii) count all votes and ballots;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III

DIRECTORS

3.1 POWERS

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2 NUMBER OF DIRECTORS

The exact number of directors shall be determined from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. Except as provided in Section 3.4, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, a nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy and entitled to vote on the election of directors at any meeting of stockholders (a) where the number of director nominees exceeds the number of directors to be elected at such meeting, or (b) (i) the secretary of the corporation has received a notice of a stockholder’s intention to nominate a person or persons for election to the board of directors in compliance with the advance notice provisions of Section 2.15 of these bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth (10th) day preceding the date the corporation first files its definitive proxy statement for such meeting with the Securities and Exchange Commission, regardless of whether thereafter revised or supplemented.

If a nominee for director fails to receive the required number of votes for reelection, the Corporate Governance/Nominating Committee shall then make a recommendation to the board of directors as to whether to accept or reject such director’s resignation as previously tendered pursuant to the corporation’s Corporate Governance Guidelines or whether other appropriate action should be taken. Thereafter, the board of directors will act on the Corporate Governance/Nominating Committee’s recommendation. Within 90 days from the date the election results are certified, the corporation will publicly disclose the board of directors’ decision and the rationale behind such decision.

If so provided in the certificate of incorporation, the directors of the corporation shall be divided into classes.

Elections of directors need not be by written ballot.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for re-election as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the board of directors, and subject to the rights of holders of preferred stock of the corporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until such director’s successor shall have been duly elected and qualified.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 CHAIRPERSON OF THE BOARD

The chairperson of the board shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to the chairperson by the board of directors or as may be prescribed by these bylaws. If there is no chief executive officer and no president, then the chairperson of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 (chief executive officer) of these bylaws.

3.7 REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.8 SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the president, the secretary or a majority of the authorized number of directors; provided that the person(s) authorized to call a special meeting of the board of directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be delivered personally by hand, by courier or by telephone; sent by United States first-class mail, postage prepaid; sent by facsimile; sent by electronic mail; or otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally by hand, by courier or by telephone, sent by facsimile, sent by electronic mail, or otherwise given by electronic transmission, it shall be delivered personally, sent or otherwise directed to each director, as applicable, at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

3.9 QUORUM; VOTING

At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the affirmative vote of a majority of the directors present at any meeting at which there is a quorum present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.10 ADJOURNED MEETING; NOTICE

If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.11 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

3.12 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing, or by electronic transmission, and a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.12 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the board of directors, or committee thereof, in the same paper or electronic form as the minutes are maintained.

3.13 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

3.14 APPROVAL OF LOANS TO EMPLOYEES

The corporation may lend money to, or guarantee any obligation of, or otherwise assist officers or employees of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or of its subsidiary, whenever, in the judgment of the board of directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Notwithstanding the foregoing, the corporation may not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the corporation.

3.15 REMOVAL OF DIRECTORS

Any director or the entire board of directors may be removed from office by the stockholders of the corporation in the manner specified in the certificate of incorporation and applicable law.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV

COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve, adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the board of directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws: Section 3.5 (place of meetings; meetings by telephone), Section 3.7 (regular meetings), Section 3.8 (special meetings; notice), Section 3.9 (quorum; voting), Section 3.11 (waiver of notice) and Section 3.12 (board action by written consent without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the board of directors and its members; provided, however, that the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the board of directors or by resolution of the committee or subcommittee, that special meetings of committees or subcommittees may also be called by resolution of the board of directors or the committee or the subcommittee and that notice of special meetings of committees and subcommittees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee or subcommittee. The board of directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V

OFFICERS

5.1 OFFICERS

The corporate officers of the corporation shall be a president and a secretary, and may include a chief executive officer, a chief financial officer, and a treasurer. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, one or more senior vice presidents, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF CORPORATE OFFICERS

The corporate officers of the corporation shall be appointed by the board of directors, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

In addition to the corporate officers of the corporation as provided in Section 5.1 of these bylaws, the board of directors may appoint, or empower any officer to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the board of directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors or for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer upon whom such power of removal has been conferred by the board of directors.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6 [RESERVED]

5.7 CHIEF EXECUTIVE OFFICER

Subject to the supervisory powers, if any, as may be given by the board of directors to the chairperson of the board, if there be such a director so designated, the chief executive officer, if any, shall, subject to the control of the board of directors, have general supervision, direction, and control of the business and the officers of the corporation. In the absence or nonexistence of a chairperson of the board, the chief executive officer shall preside at meetings of the board of directors. Unless determined otherwise by the board of directors, the chief executive officer shall preside at all meetings of the stockholders. The chief executive officer shall have such other powers and duties as may be prescribed by the board of directors or these bylaws. If there be a chief executive officer, all rights assigned by these bylaws to the president shall be deemed to be those of the chief executive officer.

5.8 PRESIDENT

The president shall preside at all meetings of the stockholders in the absence or nonexistence of a chairperson of the board or a chief executive officer. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws. If there is no chief executive officer, then the president shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 (chief executive officer) of these bylaws.

5.9 VICE PRESIDENTS

In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws or the president.

5.10 SECRETARY

The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. The secretary shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.

5.11 CHIEF FINANCIAL OFFICER

The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the board of directors. The chief financial officer shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.

5.12 ASSISTANT SECRETARY

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as may be prescribed by the board of directors or these bylaws.

5.13 TREASURER AND ASSISTANT TREASURER

The treasurer may perform the duties and exercise the powers of the chief financial officer, to the extent such duties and powers are delegated to the treasurer by the chief financial officer. The treasurer first, and the assistant treasurer, or, if there is more than one, the assistant treasurers, in the order determined by the stockholders, board of directors or chief executive officer (or if there be no such determination, then in the order of the appointment of the assistant treasurers) next, shall, in the absence of the chief financial officer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as may be prescribed by the board of directors or these bylaws.

5.14 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the board of directors, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the corporation in accordance with the governing documents of any entity or entities, standing in the name of this corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.15 AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

ARTICLE VI

INDEMNITY

6.1 THIRD PARTY ACTIONS

To the fullest extent permitted by the DGCL, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

6.2 ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

To the fullest extent permitted by the DGCL, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the 1934 Act.

6.3 SUCCESSFUL DEFENSE

To the extent that a present or former director, officer (for purposes of this Section 6.3 only, as such term is defined in Section 145(c)(1) of the DGCL), employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 (third party actions) and 6.2 (actions by or in the right of the corporation), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

6.4 DETERMINATION OF CONDUCT

Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Notwithstanding the foregoing, a director, officer, employee or agent of the corporation shall be entitled to contest any determination that the director, officer, employee or agent has not met the applicable standard of conduct set forth in Sections 6.1 and 6.2 by petitioning a court of competent jurisdiction.

6.5 PAYMENT OF EXPENSES IN ADVANCE

Expenses incurred in defending a civil or criminal action, administrative or investigative action, suit or proceeding, by an individual who may be entitled to indemnification pursuant to Section 6.1 or 6.2, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that the individual is not entitled to be indemnified by the corporation as authorized in this Article VI.

6.6 INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or these bylaws shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

6.7 INSURANCE

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity or arising out of the person’s status as such, irrespective of whether the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8 DEFINITION OF “THE CORPORATION”

For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4 (determination of conduct)) with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

6.9 DEFINITION OF “EMPLOYEE BENEFIT PLANS,” ETC.

For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

6.10 CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VII

RECORDS AND REPORTS

7.1 MAINTENANCE AND INSPECTION OF RECORDS

The corporation shall, either at its principal executive officer or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

7.2 INSPECTION BY DIRECTORS

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to the director’s position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court of Chancery may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court of Chancery may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as it may deem just and proper.

ARTICLE VIII

GENERAL MATTERS

8.1 CHECKS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Unless otherwise provided by resolution of the board of directors, every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two officers of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if the person were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4 SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 8.4 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 8.4 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

8.5 LOST CERTIFICATES

Except as provided in this Section 8.5 (lost certificates), no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

8.7 DIVIDENDS

The board of directors, subject to any restrictions contained in (i) the DGCL or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

8.8 FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

8.9 SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.10 TRANSFER OF STOCK

Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the corporation only by the record holder of such stock, in person or by an attorney duly authorized, and subject to Section 8.3 of these bylaws, if such stock is certificated, upon the surrender of the certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

8.11 STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

8.12 REGISTERED STOCKHOLDERS

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE IX

FORUM SELECTION

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article IX. This provision shall be enforceable by any party to a complaint covered by the provisions of this Article IX. For the avoidance of doubt, nothing contained in this Article IX shall apply to any claim brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X

AMENDMENTS

The bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.